Exhibit 99

CERTIFICATION
In connection with the Annual Report of the Brinker International 401(k) Savings Plan (the “Plan”) on Form 11-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Jason Landry, Plan Administrator of the Plan, who performs the equivalent to a chief executive officer and chief financial officer of the Plan, hereby certifies, pursuant to 18. U.S.C. Section 1350, that, on the date hereof, (a) the Report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and (b) that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Plan.

Date:	May 31, 2019	By:	/s/ JASON LANDRY
Jason Landry
Plan Administrator
Brinker International 401(k) Savings Plan

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